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                                                                     EXHIBIT 5.1
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                                 June 22, 1998


Symphonix Devices, Inc.
2331 Zanker Road
San Jose, CA  95131-1109

     RE:   REGISTRATION STATEMENT ON FORM S-8
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Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on June 22, 1998 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 1,033,960 shares of your Common Stock, par value $0.001 per share (the "Shares"), (i) 528,032 shares of which are subject to currently outstanding options not yet granted under the Amended and Restated 1994 Stock Option Plan (the "Stock Plan"), (ii) 430,928 shares of which are to be issued pursuant to outstanding options under the Stock Plan, and (iii) 75,000 shares of which are to be issued pursuant to the 1997 Employee Stock Purchase Plan (collectively, the "Plans"). As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plans.

     It is our opinion that, when issued and sold in the manner described in the Plans and pursuant to the agreements which accompany each grant under the Plans, the Shares will be legally and validly issued, fully-paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                              Very truly yours,

                              WILSON SONSINI GOODRICH & ROSATI


                              /s/ Wilson Sonsini Goodrich & Rosati